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                                                                      Exhibit 99


                                     FOR:   McNaughton Apparel Group Inc.

                             APPROVED BY:   Peter Boneparth
                                            Chairman and Chief Executive Officer
                                            Amanda Bokman
                                            Chief Financial Officer

FOR IMMEDIATE RELEASE
---------------------

                              CONTACT:      Investor Relations:
                                            Shannon Froehlich/Priya Akhoury
                                            Press: Michael McMullan/Kate Talbot
                                            Morgen-Walke Associates
                                            (212) 850-5600


                McNAUGHTON APPAREL GROUP ANNOUNCES PRICING OF ITS
            TENDER OFFER FOR 12-1/2% SENIOR NOTES DUE 2005, SERIES B

         NEW YORK, New York, June 18, 2001 -- McNaughton Apparel Group Inc. (Nasdaq: MAGI) today announced the pricing of its tender offer for all of its outstanding 12-1/2% Senior Notes due 2005, Series B.

         The tender offer was made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 21, 2001. Assuming the tender offer is not extended beyond the scheduled expiration time of 5:00 p.m., New York City time, on Tuesday, June 19, 2001, the total consideration for each $1,000 principal amount of the Notes purchased in the tender offer will be $1,207.20 plus accrued and unpaid interest up to, but not including, the date of payment. This total consideration includes a consent payment equal to $35 per $1,000 principal amount of Notes that will be paid only for Notes tendered at or prior to 5:00 p.m., New York City time, on June 4, 2001, the Consent Expiration Date.

         The tender offer will expire at 5:00 p.m., New York City time, on Tuesday, June 19, 2001, unless extended (the "Tender Offer Expiration Date"). Payment for Notes validly tendered and consents validly received will be made promptly following the Tender Offer Expiration Date.

         In connection with the tender offer, the Company also sought and received consents from holders of a majority in aggregate principal amount of outstanding Notes to certain proposed amendments to the Indenture under which the Notes were issued. Accordingly, the Company, the subsidiary guarantors and the trustee under the Indenture have executed and delivered a supplemental indenture containing the amendments described in the Offer to Purchase and Consent Solicitation Statement. The amendments will eliminate most of the restrictive covenants contained in the Indenture. The amendments will not become operative, however, unless and until the Company accepts the Notes for purchase pursuant to the Offer to Purchase and Consent Solicitation Statement. If the amendments become operative, holders of all of the Notes then outstanding will be bound thereby.

         The tender offer and consent solicitation are being made in connection with an acquisition transaction whereby Jones Apparel Group, Inc. will acquire the Company by merging the Company with and into a newly formed wholly owned subsidiary of Jones. The tender offer and consent solicitation are conditioned on, among other things, the consummation of the acquisition.
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         For additional information regarding the tender offer and consent solicitation, reference should be made to the Offer to Purchase and Consent Solicitation Statement, and the related transmittal documents, copies of which may be obtained from Georgeson Shareholder Communications Inc., the information agent, at 212-440-9800 or 800-223-2064. Holders of Notes may also contact Morgan Stanley Dean Witter, the dealer manager for the tender offer, at 800-624-1808 with any questions or requests for assistance concerning the tender offer and consent solicitation.

         McNaughton Apparel Group Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately-priced women's and juniors' career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. The Company markets its products under its nationally known labels, including Norton McNaughton(R) and Norton Studio(R), through its subsidiary Norton McNaughton of Squire, Inc., Erika(R), through its subsidiary Miss Erika, Inc., and Energie(R), Currants(R) and Jamie Scott(R), through its subsidiary Jeri-Jo Knitwear, Inc.

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